Exhibit 10(h)
                    SCHERING-PLOUGH CORPORATION


                         Amendments to

               Supplemental Executive Retirement Plan


The Supplemental Executive Retirement Plan is hereby amended effective as of October 1, 1994, as follows:

1. SECTION 1, Definitions, is hereby amended in its entirety to read as follows:

 1.1 "Affiliate" means any corporation, partnership or other organization controlled by or under common control with the Corporation.

  1.2 "Basic Plan" means as to any Participant or Former
Participant the qualified retirement or pension plan of the Corporation or an Affiliate pursuant to which retirement benefits are payable to such Participant or Former Participant or to the Surviving Spouse or designated Beneficiary of a deceased
Participant or Former Participant.

 1.3 "Basic Plan Benefit" means the amount of benefit payable from the Basic Plan to a Participant or Former Participant.

 1.4 "Board" means the Board of Directors of Schering-Plough
Corporation.

1.5 "Change of Control" means Change of Control as defined in the Corporation's 1992 Stock Incentive Plan.

 1.6 "Committee" means the Committee provided for in Section 6 of the Plan.

 1.7  "Corporation" means Schering-Plough Corporation, a New
Jersey Corporation, and any successor or assigns thereto.

1.8 "Deferral Rate" means a rate equal to the actual yield on three-month U.S. Treasury bills as reported in the Wall Street
Journal on the first business day of each calendar quarter.

1.9 "Earnings" means the base pay received as an employee as salary or wages, including any amounts deferred under a plan qualified under Section 401(k) of the Internal Revenue Code, and bonuses awarded under any executive or management incentive plan of the Corporation or an Affiliate, excluding without limitation any stock awards, stock options and rights under any Stock Option, Employee Stock Ownership, or Stock Incentive Plan of the Corporation, any pensions, profit-sharing, pay in lieu of vacation, or other special remuneration.

    "Average Final Earnings" means a Participant's or Former
Participant's average annual Earnings during the sixty consecutive months for which his Earnings were highest during the last one hundred twenty consecutive months of his Service.
1.10  "Effective Date" means January 1, 1983.

 1.11 "Former Participant" means an executive employee who has been removed from further participation in the Plan.

1.12"Optional Survivor's Benefit Payment Date" means (a), in the case of a Participant or Former Participant having at least ten years of employment with the Corporation or an Affiliate, the first day of the month coincident with or next following the date of his death and (b), in the case of a Participant or Former Participant having less than ten years of employment with the Corporation or an Affiliate, the first day of the month coincident with or next following (i) the date on which the Participant or Former Participant would have attained age 55 or,
(ii) if later, the date on which the Participant or Former
Participant dies.

  1.13 "Other Retirement Income" means retirement income payable to a Participant or Former Participant from the following sources:

(a) any Retirement Benefits Equalization Plan of the Corporation or an Affiliate; and

(b) any other contract, agreement or other arrangement with the Corporation or an Affiliate (excluding any Basic Plan) to the extent it provides retirement or pension benefits.
1.14 "Participant" means an executive employee of the Corporation or an Affiliate who becomes a participant in the plan pursuant to Section 2.

1.15 "Plan" means this Supplemental Executive Retirement Plan, as amended from time to time.

1.16 "Retirement" means the termination of a Participant's or Former Participant's employment with the Corporation or an Affiliate on one of the retirement dates specified in Section 3 or the deemed retirement of a Participant or a Former Participant pursuant to an employment agreement between him and the Corporation.

  1.17 "Service" means a Participant's period of employment with the Corporation or an Affiliate for which benefits are accrued under the relevant Basic Plan.

  1.18  "Surviving Spouse" means the spouse of a deceased
Participant or Former Participant to whom such Participant or Former Participant has been validly married for a continuous period of at least one year immediately preceding such Participant or Former Participant's death.

 1.19 The masculine gender, where appearing in the Plan, will be deemed to include the feminine gender, and the singular may include the plural, unless the context clearly indicates the contrary.

2. The last sentence of SECTION 4.3 is hereby amended in its entirety to read as follows:

 The Benefit of a Participant or Former Participant, whose employment is terminated other than by Retirement, disability, or death, shall be an annual benefit payable monthly commencing on the first day of the calendar month coincident with or next following his Normal Retirement Date, as determined under the preceding sentence but without taking into account the reduction factors, and if such Benefit is payable in a lump sum or annual installments pursuant to an election made in accordance with
Section 4.6, payment thereof shall be made or commence on such Normal Retirement Date or on the first day of any month thereafter not later than the second anniversary of such Normal Retirement Date.

3. SECTION 4.6 is hereby amended in its entirety to read as follows:

4.6 The benefits under this Plan shall be payable to a Participant or Former Participant in the normal form such Participant's or Former Participant's retirement benefits would be payable under the Basic Plan determined solely on the basis of his marital status on his retirement benefit commencement date and without regard for any optional form of benefits elected under the Basic Plan. Notwithstanding the preceding sentence, a Participant or Former Participant may elect that payment of any benefits under this Plan shall be made in accordance with any optional form of benefit available under the Basic Plan or as hereinafter provided in this Section 4.6. A Participant or Former Participant may elect (the "Participant's Lump Sum Election") to receive payment of the actuarial equivalent of the aggregate of his benefits under this Plan and any Survivor's Benefit payable to his Surviving Spouse under this Plan in a lump sum in cash or in up to five equal annual cash installments on or commencing on his Early Retirement Date, Normal Retirement Date, or Deferred or Postponed Retirement Date or the first day of any month thereafter not later than the second anniversary of such Early Retirement Date, Normal Retirement Date, or Deferred or Postponed Retirement Date, as the case may be. If a Participant or a Former Participant terminates his employment by Retirement and dies with a Participant's Lump Sum Election in effect but prior to the payment of the full amount of such lump sum or annual installments, payment of the unpaid amount thereof shall be made to his Surviving Spouse, designated Beneficiary or estate in accordance with such Election. Payment made in accordance with either of the two preceding sentences to the Participant or Former Participant, his Surviving Spouse, designated Beneficiary or estate shall constitute full and complete satisfaction of the Company's obligation in respect of the benefits of such Participant or Former Participant and any Survivor's Benefit of his Surviving Spouse. If a Participant or Former Participant dies before Retirement, the Company shall have no obligation in respect of his benefits under this Plan and shall be obligated to pay any Survivor's Benefit, if, but only if, his spouse shall survive him. If the Participant or Former Participant does not make the Participant's Lump Sum Election, he may nevertheless elect (the "Survivor's Lump Sum Election") that if he should die prior to termination of employment, his Surviving Spouse shall receive the actuarial equivalent of her Survivor's Benefit, if any, in a lump sum in cash or in up to five equal annual cash installments on or commencing on the Optional Survivor's Benefit Payment Date or the first day of any month thereafter not later than the first day of the month coincident with or next following the second anniversary of the Optional Survivor's Benefit Payment Date. A Participant or a Former Participant may make any election pursuant to this Section 4.6, or may modify or rescind such an election previously made: (a), in the case of an election of a form of benefit other than a lump sum or annual installments pursuant to a Participant's Lump Sum Election or a Survivor's Lump Sum Election, at any time prior to the Participant's or Former Participant's Retirement, except that in the case of a Participant or Former Participant whose employment is terminated other than by Retirement, such election, modification or rescission must be made at least 90 days prior to his Normal Retirement Date; (b), in the case of a Participant's Lump Sum Election by a Participant or a Former Participant whose Retirement occurs on or after October 1, 1994, and on or before July 1, 1995, at least 30 days prior to the date of his Retirement; (c), in the case of a Participant's Lump Sum Election by a Participant or a Former Participant who is not covered by clause (b) of this sentence, not later than the end of the calendar year preceding the calendar year in which the termination of his employment occurs and at least six months prior to such termination of employment; and (d), in the case of a Survivor's Lump Sum Election by a Participant or Former Participant, at least six months prior to his death; provided, however, that in the event of a Change of Control, a Participant or Former Participant may make a Participant's Lump Sum Election or a Survivor's Lump Sum Election, or modify or rescind such an Election previously made, within a period of 60 days following such Change of Control but in no event later than 30 days prior to the date of the termination of his employment. Any election pursuant to this Section 4.6, or any modification or rescission of a previous election, shall be made in writing and filed with the Committee before the applicable limitation of time specified in this Section 4.6, and any election purported to be filed after the applicable limitation of time shall be void. Unless otherwise specified in the written form of election, the actuarial equivalent of the benefits payable to a Participant or a Former Participant who has made a Participant's Lump Sum Election, and the actuarial equivalent of any Survivor's Benefit payable to his Surviving Spouse pursuant to a Survivor's Lump Sum Election, shall be paid in five equal annual installments commencing on his Early Retirement Date, Normal Retirement Date, Deferred or Postponed Retirement Date, or the first day of the month coincident with or next following his death, as the case may be. If benefits under this Plan are payable to a Participant or Former Participant in a different form than his retirement benefits under the Basic Plan, the amount of the offset provided in this Plan for such Participant's or Former Participant's Basic Plan Benefit shall be actuarially converted into the form of benefit payable under this Plan but solely for purposes of calculating the amount of such offset. The amount of any lump sum payment shall be equal to the actuarial present value of the benefits payable under this Plan to a Participant, Former Participant or Surviving Spouse calculated as of the Early Retirement Date, Normal Retirement Date, Deferred or Postponed Retirement Date, or date of death of the Participant or Former Participant, as the case may be, by utilizing (a) the interest rate determined as of such Retirement Date or date of death under the regulations of the Pension Benefit Guaranty Corporation for determining the present value of a lump sum distribution on plan termination that were in effect on September 1, 1993, and (b) the other applicable actuarial assumptions in use as of such Retirement Date or date of death under the Basic Plan. The amount of any annual installment shall be calculated by converting the benefits payable under this Plan to a Participant, Former Participant or Surviving Spouse, as the case may be, into a lump sum amount in accordance with the preceding sentence and by dividing such amount by the number of installments elected or deemed to have been elected by the Participant or Former Participant. The amount of any lump sum or annual installment of the benefit of any Participant or Former Participant that is not paid within fifteen days after the date of his Retirement, and the amount of any lump sum or annual installment of any Survivor's Benefit of his Surviving Spouse that is not paid within fifteen days after the Optional Survivor's Benefit Payment Date, shall bear interest from such fifteenth day after the date of Retirement or the Optional Survivor's Benefit Payment Date, as the case may be, to but excluding the date of payment of such amount, at the Deferral Rate, compounded quarterly. Interest on any such amount shall be paid on the date such amount is paid.
If the benefits under this Plan are to continue after a Participant's or Former Participant's death for the benefit of his spouse or a designated beneficiary, then such Participant or Former Participant shall have the right at any time to change the recipient of the survivorship benefit payable under this Plan; provided, however, that any such change, if made after the applicable deadline set forth in the Basic Plan, shall not affect the amount of the benefit payable under this Plan as originally calculated or the term for which such benefit is payable, also as originally calculated. The Committee may, in its sole discretion, defer the payment of any lump sum or initial annual installment to a Participant or a Former Participant who is a "covered employee" as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, if such payment would be subject to such Section's limitation on deductibility; provided, however, that such payment shall not be deferred to a date later than the earliest date in the year in which such payment would not be subject to such limitation; and further provided that the Company shall, at the time of payment of any amount so deferred, pay interest thereon from the due date thereof at the Deferral Rate, compounded quarterly.


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